Exeter & Hampton Electric Company

to

State Street Bank and Trust Company, Trustee

________________________

Twelfth

Supplemental Indenture

Dated as of April 20, 2001

________________________

Additional Issue of Bonds
(Series M, 8.00%, due May 1, 2031)

$7,500,000

This Supplemental Indenture, dated and entered into as of April 20, 2001, by and between Exeter & Hampton Electric Company, a corporation duly organized and existing under the laws of The State of New Hampshire (hereinafter commonly referred to as the "Company") (its Federal tax identification number being 02-0131510) and State Street Bank and Trust Company, a Massachusetts trust company, as successor Trustee to Old Colony Trust Company under the Indenture of Mortgage and Deed of Trust referred to in the first recital hereof (hereinafter, together, as appropriate, with each predecessor trustee commonly referred to as the "Trustee"),

Witnesseth:

Whereas the Company heretofore duly executed and delivered to the Trustee its Indenture of Mortgage and Deed of Trust (hereinafter generally referred to as the "Original Indenture" and sometimes referred to, with each and every other instrument, including this Supplemental Indenture, which the Company may execute with the Trustee pursuant to the provisions thereof and which is therein stated to be supplemental to the Original Indenture, as the "Mortgage"), dated as of December 1, 1952, but actually executed on December 5, 1952, and recorded, among other places, in Rockingham County, New Hampshire, Registry of Deeds, Volume 1268, Page 375, and in the Office of the Town Clerk of the Town of Exeter, New Hampshire, Mortgage Records, Book 15, Page 501, to which this instrument is supplemental, a First Supplemental Indenture thereto dated as of January 16, 1956, a Second Supplemental Indenture thereto dated as of January 15, 1960, a Third Supplemental Indenture thereto dated as of June 1, 1964, a Fourth Supplemental Indenture thereto dated as of January 15, 1968, a Fifth Supplemental Indenture thereto dated as of November 15, 1971, a Sixth Supplemental Indenture thereto dated as of April 1, 1974, a Seventh Supplemental Indenture thereto dated as of December 15, 1977, an Eighth Supplemental Indenture thereto dated as of October 28, l987, a Ninth Supplemental Indenture thereto dated as of August 29, 1991, a Tenth Supplemental Indenture thereto dated as of October 14, 1994 and an Eleventh Supplemental Indenture thereto dated as of September 1, 1998, whereby substantially all the properties of the Company used by it in its electric utility business, whether then owned or thereafter acquired, with certain exceptions and reservations fully set forth in the Original Indenture and in said Supplemental Indentures, were given, granted, bargained, sold, warranted, pledged, assigned, transferred, mortgaged and conveyed to the Trustee, its successors and assigns, in trust upon the terms and conditions set forth therein to secure bonds of the company issued and to be issued thereunder (together the "bonds"), and for other purposes more particularly specified therein; and

Whereas, on January 4, 1971 Old Colony Trust Company was merged into The First National Bank of Boston, which thereupon succeeded to the trusts under the Mortgage; and

Whereas, effective May 1, 1996 The First National Bank of Boston resigned as trustee under the Mortgage and the Company appointed State Street Bank and Trust Company as successor trustee, which accepted such appointment and thereupon succeeded to the trusts under the Mortgage; and

Whereas, there are now outstanding under the Mortgage $9,000,000 in principal amount of First Mortgage Bonds, Series K, and $10,000,000 in principal amount of First Mortgage Bonds, Series L, and the Company proposes to issue $7,500,000 in principal amount of First Mortgage Bonds, of a new series to be designated First Mortgage Bonds, Series M (hereinafter sometimes referred to as "Series M bonds" or "bonds of Series M"); and

Whereas all things have been done and performed which are necessary to make the Series M bonds, when authenticated by the Trustee and issued as in the Original Indenture and herein provided, legal valid and binding obligations of the Company;

Now Therefore, in consideration of the premises, and of the acceptance and purchase of the Series M bonds by the holders thereof, and of other good and valuable consideration, the receipt whereof is hereby acknowledged, and in confirmation of and supplementing the Original Indenture and each of the said Supplemental Indentures thereto and in performance of and compliance with the provisions thereof, the Company, by these presents, does give, grant, bargain, sell, warrant, pledge, assign, transfer, mortgage and convey unto the Trustee and its successor or successors in the trust thereby and hereby created, and its and their assigns, as provided in the Original Indenture and said Supplemental Indentures, all and singular, the property and rights and interests in property, described and thereby conveyed, pledged, assigned, transferred and mortgaged, or intended or required so to be (said descriptions in the Original Indenture and said Supplemental Indentures being hereby made a part hereof to the same extent as if set forth herein at length), whether then or now owned or thereafter or hereafter acquired, except such of said properties or interests therein as may have been released by the Trustee or sold or disposed of in whole or in part as permitted by the provisions of the Original Indenture or any such Supplemental Indenture, and also, but without in any way limiting the generality of the foregoing, all the right, title and interest of the Company in and to the franchises, rights, titles, interests, easements and properties described in Schedule A hereto attached and hereby made a part hereof as full as if set forth herein at length, and all proceeds of any of the foregoing at any time conveyed, pledged, assigned, transferred, mortgaged, paid or delivered to and from time to time held by the Trustee upon the trusts of the Mortgage.

Subject, However, insofar as affected thereby, to any permitted encumbrances as defined in Section 1.01 of the original Indenture, and, as to the property specifically described in Schedule A of the Original Indenture and said several Supplemental Indentures and in Schedule A hereof, to the liens, encumbrances, reservations, restrictions, conditions, limitations, covenants, interests and exceptions, if any, set forth or referred to in the descriptions thereof contained in said Schedules, none of which substantially interferes with the free use and enjoyment by the Company of the property and rights hereinabove described for the general purposes and uses of the Company's electric business;

And Subject Further, as to all hereafter-acquired property, insofar as affected thereby, to any mortgages, encumbrances or liens on such after-acquired property existing at the time of such acquisition or contemporaneously created, conforming to the provisions of Section 8.07 of the Original Indenture;

But Specifically Reserving, Excepting and Excluding from this instrument, and from the grant, conveyance, mortgage, transfer and assignment herein contained, all right, title and interest of the Company, now owned or hereafter acquired in and to properties and rights of the kind specified in subclauses (a) to (d), both inclusive, of the granting clauses, on pages 16-17, of the Original Indenture (as amended by Section 8.03A of the Eighth Supplemental Indenture);

To Have and to Hold the trust estate described above, with all of the privileges and appurtenances thereunto belonging, unto the Trustee, its successors in the trusts of the Mortgage, and its and their assigns, to its and their own use, forever;

But in Trust Nevertheless, upon the terms and trusts set forth in the Mortgage, for the equal pro rata benefit, security and protection (except as provided in Section 8.14 of the Original Indenture and except insofar as a sinking, improvement or analogous fund or funds, established in accordance with the provisions of the Original Indenture, or any indenture supplemental thereto, may afford particular security for bonds of one or more series) of the bearers and the registered owners of the bonds from time to time authenticated, issued and outstanding under the Mortgage, and the bearers of the coupons appertaining thereto, without (except as aforesaid) any preference, priority or distinction whatever of any one bond over any other bond by reason of priority in the issue, sale or negotiation thereof, or otherwise;

Provided, However, and these presents are upon the condition that, if the Company shall pay or cause to be paid the principal of and premium, if any, and interest on the bonds at the times and in the manner therein and in the Mortgage provided, and shall keep, perform and observe all and singular the covenants expressed to be kept, performed and observed by or on the part of the Company, then this Supplemental Indenture and the estate and rights hereby granted shall, pursuant to the provisions of Article Fourteen of the Original Indenture, cease, determine and be void, but otherwise shall be and remain in full force and effect.

And it is Hereby Covenanted, Declared and Agreed, upon the trusts and for the purposes aforesaid, as set forth in the following-covenants, agreements, conditions and provisions, to wit:

Article One

Creation of Series M Bonds

Section 1.01. There shall be and is hereby created an additional series of bonds designated as and entitled "First Mortgage Bonds, Series M." Series M bonds shall be fully registered bonds without coupons, of the denomination of $1,000 and multiples thereof. The registered bonds of Series M originally issued shall be dated the date of such issue and any bonds of Series M subsequently issued shall be dated as provided in Section 2.04 of the Original Indenture. All Series M bonds shall mature on May 1, 2031 and shall bear interest at the rate of eight percent (8.00%) per annum from their respective dates of issue, such interest to be payable quarterly in arrears on the first day of February, May, August and November each year commencing the first day of August, 2001, and shall bear interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate of 10.00% per annum. Both the principal of and interest on bonds of Series M shall be payable at the principal corporate trust office of State Street Bank and Trust Company, Boston, Massachusetts or at the principal corporate trust office of its successor as Trustee hereunder, in lawful money of the United States of America provided that the Company may enter into a written agreement with any registered Institutional Holder of the bonds of Series M providing that payment of interest thereon and of the redemption price on any portion of the principal amount thereof (including premium, if any) which may be redeemed shall be made directly to such holder or to its nominee, as the case may be, at a duly designated place of payment within the United States, without surrender or presentation of such bonds of Series M to the Trustee, provided that (A) there shall have been filed with the Trustee a copy of such agreement, (B) pursuant to such agreement such holder shall agree that it will not sell, transfer or otherwise dispose of any such bond of Series M in respect of which any such payment or redemption shall have been made unless, prior to the delivery thereof by it, either (i) it shall have made a clear and accurate notation of the amount of principal so redeemed upon any such bond instrument to be transferred, or (ii) such bond of Series M shall have been presented to the Trustee for appropriate notation thereon of the portion of the principal amount thereof redeemed, or (iii) such bond or bonds of Series M shall have been surrendered in exchange for a new bond or bonds of Series M for the unredeemed balance of the principal amount thereof in accordance with the other terms of the Mortgage and (C) in such agreement such holder shall agree that prior to receiving any final payment of the entire remaining unpaid principal amount of any Series M bond, the holder thereof shall be required to deliver such bond to the Trustee. For purposes of this Section 1.01, the term "Institutional Holder" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution. The texts of the Series M bonds and the Trustee's certificate with respect to them shall be respectively substantially of the tenor and purport set forth in Schedule B hereto. The Series M bonds shall be numbered in such manner or by such method as shall be satisfactory to the Trustee.

The issue of bonds of Series M hereunder is hereby limited to the $7,500,000 in aggregate principal amount of Series M bonds initially issued as provided in Section 1.07 hereof and to Series M bonds issued in exchange or substitution for outstanding Series M bonds under the provisions of Sections 2.09, 2.11, 2.12 and 7.05 of the Original Indenture and of Section 1.06 hereof (except that despite the provisions of Section 2.09 of the Original Indenture no bonds of Series M may be converted from registered to coupon form).

Section 1.02. As a required sinking fund for the benefit of the Series M bonds, the Company covenants that it will, on or prior to May 1 in each year, beginning with May 1, 2022, and continuing to and including May 1, 2031, pay to the Trustee immediately available funds sufficient to redeem, at par, Series M bonds then outstanding, in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) (or the remaining principal amount if less than $750,000 principal amount of Series M bonds at the time remains outstanding). The payments required for the sinking fund as above provided are in this Section 1.02 and elsewhere in this Twelfth Supplemental Indenture referred to as "required sinking fund payments" and the day following the latest date on which each such payment is required to be made is herein and therein referred to as a "required sinking fund redemption date". Each required sinking fund payment shall be applied to the redemption of Series M bonds on the applicable required sinking fund redemption date.

No redemption under Section 1.03, 1.04 or 1.05 hereof shall affect or reduce the obligation of the Company to provide for required sinking fund redemptions under this Section 1.02 until all Series M bonds shall have been paid in full.

Section 1.03. In addition to the required sinking fund provided by Section 1.02 hereof, all of the bonds of Series M, or any part of the principal amount thereof constituting One Hundred Thousand Dollars ($100,000) or any integral multiple thereof, shall be subject to redemption, at the option of the Company, on any date on or after May 1, 2001 and before May 1, 2029, pursuant to the provisions of Article Seven of the Original Indenture, and by payment of an amount equal to the Make Whole Amount, as defined below in this Section 1.03, determined five business days prior to such redemption. In addition to the foregoing, on any date on or after May 1, 2029, all of the bonds of Series M, or any part of the principal amount thereof constituting One Hundred Thousand Dollars ($100,000) or any integral multiple thereof, shall be subject to redemption, at the option of the Company, by payment of the interest accrued on the principal amount of the bond or bonds optionally to be redeemed to the dates fixed for such redemption plus 100% of the principal amount thereof.

For purposes of this Section 1.03, the Make Whole Amount shall mean the greater of (i) the outstanding principal amount of the bonds to be redeemed, plus interest accrued thereon to the date fixed for such redemption, and (ii) the sum of (A) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed (taking into account each redemption required by Section 1.02 above) and the amount of interest (exclusive of interest accrued to the date fixed for such redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting such amounts at the Reinvestment Rate (as hereinafter defined) from the respective dates on which they would have been payable to the date of such redemption, plus (B) interest accrued on the bonds to be redeemed to the date fixed for such redemption.

For purposes of any determination of the Make Whole Amount:

"Reinvestment Rate" shall mean (1) the sum of 0.50%, plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 11:00 A.M. (Eastern time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal of the bonds being redeemed (taking into account the application of each redemption required by Section 1.02) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of 0.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal amount of the bonds being redeemed (taking into account each redemption required by Section 1.02). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence, and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straightline basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make Whole Amount shall be used.

"Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of outstanding Series M bonds.

"Weighted Average Life to Maturity" of the principal amount of the bonds being redeemed shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have been payable on each scheduled redemption date under Section 1.02 hereof if the redemption pursuant to this Section 1.03 had not been made, less (2) the amount of principal on the bonds scheduled to become payable on each such redemption date under Section 1.02 after giving effect to the redemption pursuant to this Section 1.03, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and each such scheduled redemption date under Section 1.02, and (ii) totaling the products obtained in (i).

Section 1.04. Series M bonds may be redeemed pursuant to Article Twelve of the Original Indenture (i) out of release moneys or other trust moneys, required by Section 8.12 of the Original Indenture to be deposited with the Trustee, on any date and shall be redeemed for an amount equal to the principal amount of the bonds to be redeemed, plus interest accrued to the date of redemption; or (ii) out of release moneys or other trust moneys required by Sections 8.10, 11.03 or 11.04 of the Original Indenture to be deposited with the Trustee, on any date and, if redeemed prior to May 1, 2029, then they shall be redeemed for an amount equal to the Make Whole Amount, as defined above in Section 1.03, and if redeemed on any date on or after May 1, 2029, then they shall be redeemed for an amount equal to the interest accrued on the principal amount of the bond or bonds to be redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, for optional redemptions occurring on or after May 1, 2029.

Section 1.05. In the event that all or any part of the bonds of Series M shall be redeemed or otherwise discharged prior to their maturity pursuant to or in accordance with the order of any governmental commission or regulatory authority upon the reorganization, dissolution or liquidation of the Company, or otherwise, the registered owners of such bonds of Series M shall be entitled to be paid therefor an amount equal to the Make Whole Amount, if such redemption or discharge occurs prior to May 1, 2029, or, if such redemption or discharge occurs on or after May 1, 2029, then the registered owners of such bonds shall be entitled to be paid thereafter an amount equal to the interest accrued on the principal amount of the bonds to be redeemed to the date of redemption, plus 100% of the principal amount thereof.

Section 1.06. Fully registered bonds of Series M, upon surrender thereof at the principal office of the Trustee, may be exchanged for the same aggregate principal amount of other fully registered bonds of this Series.

Within a reasonable time after the receipt of a request for such an exchange, the Company shall issue and the Trustee shall authenticate and deliver all bonds required in connection therewith, and the Trustee shall make such exchange upon payment to it of such charge, if any, as is required by the following paragraph.

For any exchange of bonds of Series M, the Company, at its option, may require the payment of a sum sufficient to reimburse it for any stamp or other tax or governmental charge required to be paid by the Company or the Trustee.

Section 1.07. Upon the execution of this Supplemental Indenture and upon compliance with all applicable provisions of Articles Four and Five of the Original Indenture, the Company shall execute and deliver to the Trustee, and the Trustee shall authenticate and deliver to or upon the Order of the Company, bonds of Series M in the form of registered bonds without coupons in the aggregate principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000).

Article Two

Redemption

Section 2.01. In the case of any required sinking fund redemption pursuant to Section 1.02 hereof, forthwith after the April 1 preceding each required sinking fund redemption date, and in the case of any proposed redemption pursuant to Sections 1.03 or 1.04, forthwith after the Trustee's receipt of proper notice from the Company of any such proposed redemption, the Trustee, pursuant to the provisions of Article Seven of the Original Indenture, shall

(a) select for redemption a principal amount of Series M bonds equal to the amount to be redeemed on the next ensuing required sinking fund payment date or designated optional redemption date, as the case may be, so that the principal amount to be redeemed of bonds of such series then held by each holder shall bear the same ratio to the total principal amount of all bonds of such series then to be redeemed as the total principal amount of all bonds of such series then held by such holder bears to the total principal amount of all bonds of such series then outstanding;

(b) notify the Company of the bonds or portions thereof to be so redeemed; and

(c) give notice of redemption of such bonds or portion's thereof, as provided in Sections 7.02, 7.03, 7.04 and 7.05 of the Original Indenture, to take effect on the then ensuing sinking fund redemption date or other applicable date of redemption for such bonds, as the case may be.

The Company covenants that it will pay to the Trustee

(i) on or before the day prior to each required sinking fund redemption date, the sum required by Section 1.02 hereof, and

(ii) on or before the day prior to the date proposed by the Company in a notice (which notice shall conform to the requirements of Article Seven of the Original Indenture) of any redemption pursuant to Section 1.03 or 1.04 hereof, the amount payable in accordance with such notice.

At the time of each required sinking fund redemption or other redemption the Company shall pay to the Trustee the amount of the charges which shall be due the Trustee and the amount of the expenses which the Trustee advises the Company it has incurred or will incur in connection with such redemption.

Article Three

Covenants of the Company

Section 3.01. The Company covenants that it will not declare dividends (other than in its own common stock) or make any other distribution on shares of its common stock or apply any of its property or assets (other than amounts equal to any proceeds received from the sale of common stock of the Company) to the purchase or retirement of or make any distribution, through reduction of capital or otherwise, in respect of any shares of its common stock, if, after giving effect to such distribution, the aggregate of all such distributions declared, paid, made or applied subsequent to December 31, 2000 plus the amount of all dividends declared or accrued on any class of preferred stock of the Company, subsequent to December 31, 2000, and any amounts charged to net income after December 31, 2000 in connection with the purchase or retirement of any shares of preferred stock of the Company, would exceed an amount equal to net income of the Company available for dividends after December 31, 2000, plus the sum of $3,830,000.

The term "net income" as applied to any period shall mean the net income (or deficit) of the Company for such period properly transferable to its earned surplus, all computed, if a uniform system of accounts is prescribed by any commission or other governmental body having jurisdiction in the premises, in accordance with such uniform system; otherwise in accordance with accepted accounting practice, and in any event by deducting from the aggregate gross revenues of the Company for such period all expenses required to be deducted in computing earnings available for interest charges for such period in accordance with Section 4.02B of the Original Indenture (as amended by Section 5.01 of the Eighth Supplemental Indenture), and also by deducting all interest requirements, taxes, amortization of debt discount and expense and other deferred charges, and all other non-operating expenses for such period.

Article Four

Reaffirmation of Covenants and
Warranties of Original Indenture

Section 4.01. The Company covenants that, except as to that part of the trust estate which may hereafter be acquired by it, it is now well seized of the physical properties by it hereby mortgaged or intended so to be and has good right, full power, and lawful authority to make this Supplemental Indenture and to subject such physical properties to the lien of the Original Indenture as heretofore and hereby supplemented; and that, subject to the provisions of the Original Indenture as heretofore and hereby supplemented, it has and will preserve good and indefeasible title to all such physical properties and will warrant and forever defend the same to the Trustee against the claims of all persons whomsoever.

Section 4.02. The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, all the rights, powers, privileges, immunities and exemptions provided in the Original Indenture, as heretofore and hereby supplemented, as if the provisions concerning the same were incorporated here at length. The Trustee under the Original Indenture, as so supplemented, shall ex officio be Trustee hereunder. The recitals and statements in this Supplemental Indenture and in the Series M bonds (other than the Trustee's Certificate attached hereto) shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Supplemental Indenture or of the Series M bonds, and the Trustee makes no covenants or representation, and shall not be responsible as to and for the effect, authorization, execution, delivery or recording of this Supplemental Indenture. The Trustee shall not be taken impliedly to waive by this Supplemental Indenture any right it would otherwise have. As provided in the Original Indenture this Supplemental Indenture shall hereafter form a part of the Original Indenture as heretofore supplemented.

The remedies and provisions of the Original Indenture applicable in case of any default by the Company thereunder are hereby adopted and made applicable in case of any default with respect to the properties included herein and, without limitation of the generality of the foregoing, there and hereby conferred upon the Trustee the same powers of sale and other powers over the properties described herein as are expressly conferred by the Original Indenture as heretofore supplemented.

Article Five

Miscellaneous Provisions

Section 5.01. The use of terms herein and the construction of the provisions hereof shall be in accordance with the definitions, uses and constructions contained in the original Indenture as heretofore and hereby supplemented.

Section 5.02. The Series M Bonds issued under this Twelfth Supplemental Indenture are subject not only to the terms of the Original Indenture, but also to all amendments to the Original Indenture set forth in the supplemental indentures thereto.

Section 5.03. This Twelfth Supplemental Indenture shall become void when the Original Indenture shall be void.

Section 5.04. This Twelfth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument.

Section 5.05. The cover of this Twelfth Supplemental Indenture and all article and descriptive headings are inserted for convenience only, and shall not affect any construction or interpretation hereof.

In Witness Whereof, Exeter & Hampton Electric Company has caused this instrument to be executed in its corporate name by its President, one of its Vice Presidents or its Treasurer and to be attested and its corporate seal to be hereunto affixed by its Secretary or the Secretary of its Board of Directors, and State Street Bank and Trust Company, to evidence its acceptance of the Trust hereby created, has caused this instrument to be executed in its corporate name by one of its Authorized Officers, all as of the day and year first above written.

Attest: Exeter & Hampton Electric Company

/s/ Sandra L. Whitney By /s/ Mark H. Collin

Secretary Name: Mark H. Collin

Title: Treasurer

Signed, sealed and delivered by Exeter & Hampton Electric Company in the presence of us:

/s/ Charles J. Kershaw, Jr.

/s/ Michael J. Burke

(Corporate Seal)

State Street Bank and Trust Company,
Trustee

By: /s/ Roland S. Gustafsen

Authorized Officer

Signed and delivered by
State Street Bank and Trust Company in the presence of us:

/s/ Dori Anne Seakas

/s/ John A. Brennan

(Corporate Seal)

State of New Hampshire	)
) ss
County of Rockingham	)

On this 26th day of April, 2001, before me personally appeared Mark H. Collin to me personally known, who, being by me duly sworn, did say that he is the Treasurer of Exeter & Hampton Electric Company, that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed by him on behalf of said corporation by authority of its Board of Directors; and the said Treasurer acknowledged said instrument to be the free act and deed of said corporation.

/s/ Chad R. Dixon

Notary Public

My Commission Expires: January 4, 2006

(Notarial Seal)

Commonwealth of Massachusetts	)
) ss
County of Suffolk	)

On this 27th day of April, 2001, before me personally appeared Roland S. Gustafsen, to me personally known, who, being by me duly sworn, did say that he is an authorized officer of State Street Bank and Trust Company and that the foregoing instrument was signed by him on behalf of said Bank by authority of its Board of Directors; and the said Assistant Vice President acknowledged said instrument to be the free act and deed of said Bank.

/s/ Dorothy M. Clark

Notary Public

My Commission Expires: October 27, 2006
(Notarial Seal)

Endorsement

State Street Bank and Trust Company, Trustee, being the mortgagee under the foregoing Twelfth Supplemental Indenture hereby consents to the cutting of any timber standing upon any of the lands conveyed by said Twelfth Supplemental Indenture and to the sale of any such timber so cut as well as any personal property conveyed by said Twelfth Supplemental Indenture to the extent, but only to the extent, that such cutting and sale is permitted under the provisions of the Mortgage referred to in said Twelfth Supplemental Indenture.

Dated: Boston, Massachusetts, April 27, 2001.

State Street Bank and Trust Company,
Trustee

By /s/ Roland S. Gustafsen

Authorized Officer

Signed on behalf of State Street Bank

and Trust Company in the

presence of us:

/s/ Dori Anne Seakas

/s/ John A. Brennan

Exeter & Hampton Electric Company
Twelfth Supplemental Indenture
Schedule A

DESCRIPTION OF CERTAIN LAND AND EASEMENTS

ACQUIRED BY THE COMPANY SINCE SEPTEMBER 1, 1998

I. PARCELS ACQUIRED

None since date set forth above.

II. EASEMENTS AND RIGHTS ACQUIRED FOR TRANSMISSION LINE PURPOSES

None since date set forth above.

III. LEASEHOLD INTEREST

None since date set forth above.

DESCRIPTION OF CERTAIN LAND AND EASEMENTS

CONVEYED BY THE COMPANY SINCE SEPTEMBER 1, 1998

I. PARCELS CONVEYED

None since date set forth above.

II. EASEMENTS AND OTHER RIGHTS CONVEYED

None since date set forth above.

Schedule B

(Form of Series M Fully Registered Bond without Coupons)

No. MR- $_______________

Exeter & Hampton Electric Company

First Mortgage Bond, Series M, 8.00%

due May 1, 2031

Exeter & Hampton Electric Company, a corporation organized under the laws of the State of New Hampshire (hereinafter called the "Company"), for value received, hereby promises to pay to ________ or registered assigns, on the first day of May, 2031, the principal sum of ___________ Dollars ($_______________) and to pay interest thereon from the date hereof at the rate of eight per centum (8.00%) per annum (computed on the basis of a thirty (30) day month and three hundred sixty (360) day year) payable quarterly in arrears on the first day of February, May, August and November each year, commencing the first day of August, 2001, until said principal sum is paid; and to pay interest on any overdue principal (including any overdue prepayment of principal) and premium if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate of 10.00% per annum. The principal of and premium if any, and the interest on this bond shall be payable at the principal corporate trust office at State Street Bank and Trust Company, Boston, Massachusetts, or at the principal corporate trust office of its successor as trustee in the trust hereinafter referred to, or at the option of certain holders, in accordance with the provisions of Section 1.01 of the Twelfth Supplemental Indenture hereinafter referred to, in lawful money of the United States of America.

This bond is one of a duly authorized issue of First Mortgage Bonds of the Company limited as to aggregate principal amount as set forth in the Indenture hereinafter mentioned, issuable in series, and is one of a Series M known as First Mortgage Bonds, Series M, all bonds of all series being issued and to be issued under and pursuant to and all equally secured (except as any sinking or other fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the bonds of any particular series) by an Indenture of Mortgage and Deed of Trust dated as of December 1, 1952 (herein called the "Original Indenture") duly executed and delivered by the Company to Old Colony Trust Company, Trustee (State Street Bank and Trust Company being successor Trustee, and together with each predecessor trustee being called herein the "Trustee" ), to which Original Indenture and to all indentures supplemental thereto including a Twelfth Supplemental Indenture (the "Twelfth Supplemental Indenture") dated as of April 20, 2001 (herein together called the "Indenture") reference is hereby made for a description of the property and transferred, assigned and mortgaged thereunder, the nature and extent of the security, the terms and conditions upon which the bonds are secured and additional bonds may be issued and secured, and the rights of the holders or registered owners of said bonds, of the Trustee and of the Company in respect of such security. Neither the foregoing reference to the Indenture, nor any provision of this bond or of the Indenture, shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay, at the stated or accelerated maturities herein provided, the principal of and premium, if any, and interest on this bond as herein provided.

Bonds of this Series M are entitled to the benefit of a required sinking fund provided for in the Twelfth Supplemental Indenture and shall become subject to redemption for the purposes of such sinking fund at the principal amount thereof without premium, plus interest accrued thereon to the date of such redemption, all on the conditions and in the manner provided in the Twelfth Supplemental Indenture.

Bonds of this Series M are also redeemable, in whole or in part, in integral multiples of one hundred thousand dollars, at the option of the Company on any date on at least 30 days' notice, in the manner, with the effect, subject to the limitations and for the amounts specified in Section 1.03 of the Twelfth Supplemental Indenture.

On the conditions and in the manner provided in the Section 1.04 of the Twelfth Supplemental Indenture, Series M bonds may also become subject to redemption, in whole or in part, at any time on at least 30 days' notice, in the manner, with the effect and for the amounts specified in said Section 1.04, by the use of moneys deposited with or paid to the Trustee as the proceeds of the sale or condemnation of property of the Company or as the proceeds of insurance policies deposited with or paid to the Trustee because of damage to or destruction of property of the Company.

In the event that all or any part of the bonds of this Series M shall be redeemed or otherwise discharged prior to their maturity pursuant to or in accordance with the order of any governmental commission or regulatory authority upon the reorganization, dissolution or liquidation of the Company, or otherwise, the registered owners of such Series M bonds shall be entitled to be paid therefor an amount specified in Section 1.05 of the Twelfth Supplemental Indenture.

The Indenture provides that, if notice of redemption of any bond issued pursuant to its terms, including the Series M bonds, or any portion of the principal amount of any such bond selected for redemption has been duly given, then such bond or such portion thereof shall become due and payable on the date fixed for redemption, and, if the redemption price shall have been duly deposited with the Trustee, interest thereon shall cease to accrue from and after the date fixed for redemption, and that whenever the redemption price thereof shall have been duly deposited with the Trustee and notice of redemption shall have been duly given, or provision therefor made as provided in the indenture, such bond or such portion thereof shall no longer be entitled to any lien or benefit of the Indenture.

In case an event of default, as defined in the Indenture, occurs, the principal of this bond may become or may be declared due and payable prior to the stated maturity hereof in the manner and with the effect and subject to the conditions provided in the Indenture.

This bond is transferable by the registered owner hereof, in person or by duly authorized attorney, upon books of the Company to be kept for the purpose at the corporate trust office of the Trustee under the Indenture, upon surrender thereof at said office for cancellation and upon presentation of a written instrument or transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new registered bond or bonds, of like form and in an authorized denomination or in authorized denominations and of the same series, for the same aggregate principal amount, Fully registered bonds of this series upon surrender thereof at said office may be exchanged for the same aggregate principal amount of fully registered bonds, also of this series but of another authorized denomination or other authorized denominations, all upon payment of the charges, if any, and subject to the terms and conditions specified in the Indenture.

The Company and the Trustee may treat the registered owner of this bond as the absolute owner hereof for all purposes.

With the consent of the company and to the extent permitted by and as provided in the Indenture, property may be released from the lien thereof, and the terms and provisions of the Indenture (except for the provisions relating to the modification of the Indenture contained in Section 17.04 of the Original Indenture) may be modified or altered by the assent or authority of the holders of at least seventy-five per centum (75%) in principal amount of the bonds then outstanding thereunder, provided, however, that no such modification or alteration shall be made which will (a) affect the terms of payment of the principal of or interest on the bonds outstanding thereunder or (b) authorize the creation of any lien prior or equal, to the lien of the Indenture upon any of the mortgaged property, or (c) give to any bond or bonds secured thereby any preference over any other bond or bonds secured thereby, and provided further, that no modification of any right which shall have been specifically provided in respect of any particular series of bonds shall be effective unless assented to by the holders of a least seventy-five per centum (75%) in principal amount of the bonds of such particular series.

No recourse shall be had for the payment of the principal of or the interest on this bond, or of any claim based hereon or in respect hereof or of the Indenture, against any incorporator, stockholder, officer or director of the Company, or of any successor company, whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof expressly waived and released and being also waived and released by the terms of the Indenture.

This bond shall not be valid nor become obligatory for any purpose until it shall have been authenticated by the execution of the certificate hereon endorsed by the Trustee under the Indenture.

In Witness Whereof, Exeter & Hampton Electric Company has caused this bond to be signed in its name by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary, and this bond to be dated the ____ day of ________________, 2001.

Exeter & Hampton Electric Company

By:

Name:

Title:

Attest:___________________________

Secretary

(Corporate Seal)

(Form of Trustee's Certificate for all Bonds of Series M)

This is one of the First Mortgage Bonds, Series M, referred to in the within mentioned Indenture.

State Street Bank and Trust Company

By:

Authorized Officer

(Form of Notation of Payments on Account of Principal)

Payments on Account of Principal

Date Amount Paid Signature

(Form of Endorsement)

For Value Received the undersigned hereby sells, assigns and transfers unto _____________________________ the within bond, and all rights thereunder, hereby irrevocably constituting and appointing ___________________________ attorney to transfer said bond on the books of the Company, with full power of substitution in the premises.

Signature of Registered Owner

Dated:______________________________

In the presence

of:_________________________________

Notice: The signature of this assignment must correspond with the name of the payee as it appears upon the face of the within bond in every particular, without alteration or enlargement or any change whatever.

bs70450.2